Exhibit 99.1

           Intel Second-Quarter Business at High End of Expectations; Revenue Expected to be Between $9.1 Billion and $9.3 Billion

     SANTA CLARA, Calif.--(BUSINESS WIRE)--June 9, 2005--Intel Corporation expects revenue for the second quarter to be between $9.1 billion and $9.3 billion, as compared to the previous range of $8.6 billion to $9.2 billion, primarily driven by ongoing strong demand for notebook products.
     The second-quarter gross margin percentage is expected to be approximately 57 percent, plus or minus a point, as compared to the previous expectation of 56 percent, plus or minus a couple of points. Gains from equity investments and interest and other are expected to be approximately $100 million, higher than the previous expectation of approximately $70 million.
     Intel's tax rate for the second quarter is expected to be 26 percent, plus or minus a point, as compared to the previous expectation of approximately 31 percent, primarily due to an increase in estimated research and development tax credits. The tax rate for the third and fourth quarters is expected to be slightly lower than the previous expectation of approximately 31 percent. All other expectations are unchanged.
     This Business Update is a scheduled update to the company's Business Outlook for the quarter, which ends July 2. Intel's second-quarter Business Outlook was originally published in the company's first-quarter 2005 earnings release, available at www.intc.com. The company will discuss this update during a public webcast at 2:30 p.m. PDT today at www.intc.com, with a replay available until July 19.
     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     This Business Update and the April 19 Business Outlook are forward-looking statements and involve a number of risks and uncertainties. This Business Update does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after June 8, 2005. Many factors could affect Intel's actual results, and changes from Intel's current expectations regarding such factors could cause actual results to differ materially. Intel presently considers the factors set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended April 2.

     -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products, the availability of sufficient inventory to meet demand, pricing pressures and actions taken by Intel's competitors, and the timing of new product introductions. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

     -- The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing; manufacturing yields; changes in unit costs; variations in inventory valuation; excess or obsolete inventory; capacity utilization and the existence of excess capacity; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

     -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

     -- The tax rate expectation does not reflect the impact of any potential repatriation of cash under the American Jobs Creation Act. The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdiction in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

     -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

     -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions and fluctuations in foreign currency exchange rates.

     -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

* Intel is a mark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.